Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-291586

Prospectus Supplement No. 5
(To prospectus dated July 16, 2026)

20,621,250 Shares of Common Stock

This Prospectus Supplement No. 5 (this “Prospectus Supplement”) supplements the prospectus dated July 16, 2026 (the “Prospectus”) relating to the resale of up to 20,621,250 shares of common stock, par value $0.0001 per share, of Stewards, Inc. (formerly known as Favo Capital, Inc.) (the “Company,” “we,” “us,” or “our”) by the selling stockholders named in the Prospectus. These shares were issued to the selling stockholders pursuant to a Securities Purchase Agreement in connection with a private placement that closed on December 12, 2024 and July 30, 2025. The shares include 9,750,000 shares of common stock issued in the private placement, an additional 487,500 shares issued as a registration delay payment, and 10,383,750 shares issuable upon the exercise of warrants and pre-funded warrants issued in the same private placement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the following Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission, each of which is attached to this Prospectus Supplement:

▪  the Current Report on Form 8-K filed on September 4, 2026 (date of earliest event reported: September 2, 2026), reporting the Company’s entry into a $1,500,000 promissory note and related security agreement with Accretiv Investment Holdings Inc.;

▪  the Current Report on Form 8-K filed on September 4, 2026 (date of earliest event reported: September 3, 2026), reporting Amendment No. 4 to the Company’s loan agreement with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund);

▪  the Current Report on Form 8-K filed on September 9, 2026, reporting the Company’s receipt of written approval from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) to list the Company’s common stock on the Nasdaq Capital Market, the filing of the Company’s Form 8-A12B, Nasdaq’s certification with respect to such listing, and the expected commencement of trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “SWRD” at the market open on September 10, 2026; and

▪  the Current Report on Form 8-K filed on September 14, 2026 (date of earliest event reported: September 9, 2026), reporting an amendment to the Certificate of Designation of the Company’s Series A Preferred Stock.

Plan of Distribution; Offering Price

The Prospectus provides that the selling stockholders will offer and sell the shares at a fixed price of $3.00 per share while the Company’s common stock continues to trade on the OTCID Market and that, if the common stock becomes listed on a national securities exchange, the selling stockholders may sell shares at prevailing market prices, prices related to prevailing market prices, or negotiated prices, subject to applicable securities laws and market availability.

The Company’s common stock commenced trading on the Nasdaq Capital Market under the symbol “SWRD” at the market open on September 10, 2026. Quotation of the Company’s common stock on the OTCID Market ceased at the close of trading on September 9, 2026. Accordingly, beginning at the market open on September 10, 2026, the $3.00 fixed-price limitation described in the Prospectus no longer applies. The selling stockholders may sell the shares covered by the Prospectus from time to time on the Nasdaq Capital Market or otherwise at prevailing market prices at the time of sale, at prices related to prevailing market prices, or at negotiated prices, in the manner described under “Plan of Distribution” in the Prospectus. Any sales under the Prospectus that occurred while the common stock was quoted on the OTCID Market remained subject to the $3.00 fixed price.

We will not receive any proceeds from sales of shares by the selling stockholders. We may receive proceeds from the exercise of the warrants and pre-funded warrants if exercised for cash.

Our common stock trades on the Nasdaq Capital Market under the symbol “SWRD.” An active, liquid trading market may not develop or be sustained.

This Prospectus Supplement should be read in conjunction with the Prospectus and Prospectus Supplement Nos. 1 through 4, which are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus and prior supplements, except to the extent the information herein updates or supersedes that information, including with respect to the trading market for the common stock and the prices at which the selling stockholders may sell the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is September 14, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2026

Stewards, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-291586	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive, Suite D-105, Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 419-5300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2026, Stewards, Inc. (the “Company”) entered into a Promissory Note (the “Note”) and a related Security Agreement (the “Security Agreement”) with Accretiv Investment Holdings Inc. (the “Lender”) in connection with a secured, short-term bridge financing in the original principal amount of $1,500,000 (the “Loan”). The Company has no material relationship with the Lender other than in respect of the Note and the Security Agreement.

As of the date of this Current Report, the Lender has not yet advanced the $1,500,000 principal amount to the Company in immediately available funds. The Company’s payment obligations under the Note arise only upon its actual receipt of the principal amount in immediately available funds.

The Note provides that the outstanding principal is due on September 21, 2026, which is a firm outside date and is not subject to extension. In addition to repayment of principal, the Company is obligated to pay the Lender a fixed return of $75,000, equal to 5% of the original principal amount, on or before November 30, 2026. The fixed return is earned upon funding and is not prorated based on the period the principal remains outstanding, in each case subject to the Note’s usury savings provision. The principal is due independently of, and is not reduced by, the fixed return.

The Note is secured by a continuing junior security interest under the Security Agreement in substantially all of the Company’s personal property, including accounts, deposit accounts, equipment, inventory, general intangibles, instruments, investment property and related proceeds. The security interest is expressly junior and subordinate to the Company’s existing senior liens, including the liens securing up to $5,000,000 in aggregate principal amount of secured convertible promissory notes issued under a note purchase agreement dated as of July 27, 2026. The Loan is full recourse to the Company, but no officer, director, employee or stockholder of the Company has provided a personal guaranty.

The Note requires the Company to apply amounts actually received from or in connection with a capital commitment from Stewards International Funds PCC, acting for and in respect of its Stewards Private Credit Fund, and other amounts actually received from that fund, first to the obligations under the Note until paid in full, unless the Lender otherwise agrees in writing. As previously disclosed, that fund is a related party. This covenant identifies a payment source and does not grant the Lender a first-priority security interest.

The Note and the Security Agreement contain customary representations, covenants and events of default. Upon a payment default, the Lender may elect to accelerate all outstanding obligations. The Note also provides for liquidated damages of $200,000 upon a payment default and default interest on overdue amounts at 18% per annum or, if lower, the maximum lawful rate, subject to applicable law and the usury savings provision. The Lender’s remedies, including remedies against the collateral, remain subject to the rights of holders of senior liens.

The foregoing descriptions of the Note and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Note and the Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Promissory Note, dated as of September 2, 2026, issued by Stewards, Inc. to Accretiv Investment Holdings Inc.
10.2	Security Agreement, dated as of September 2, 2026, by and between Stewards, Inc. and Accretiv Investment Holdings Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWARDS, INC.

Dated:	September 4, 2026	By:	/s/ Katuischia Murless
		Name:	Katuischia Murless
		Title:	Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2026

Stewards, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-291586	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive, Suite D-105, Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 419-5300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

5

Item 1.01 Entry into a Material Definitive Agreement.

On September 3, 2026, Stewards, Inc. (the "Company") entered into Amendment No. 4 to Loan Agreement (the "Amendment") with Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund) (the "Lender"). The Amendment is effective, solely as between the parties, as of 11:59 p.m. Eastern Time on August 31, 2026.

The Amendment relates to the Loan Agreement dated September 17, 2025 between the Company and the Lender, as previously amended (the "Loan Agreement"). As previously disclosed, the Loan Agreement authorizes the Company to issue up to $100.0 million in aggregate principal amount of unsecured, unsubordinated debt notes to the Lender, subject to the amount actually funded and without a guarantee that the full authorized amount will be advanced.

Pursuant to the Amendment:

•the facility Closing Date is extended from August 31, 2026 to November 15, 2026, while the fixed annual interest rate remains 8.00%, the Maturity Date remains August 31, 2030 and the $100.0 million aggregate facility limit is not increased;

•the parties ratify the continuity of the facility from immediately after the former Closing Date, and the Lender waives solely any lapse caused by that former date, without waiving any payment default, covenant breach, Event of Default, funding condition, third-party right or requirement of applicable law;

•the exercise price of the debt-facility warrants (the "Facility Warrants") remains $0.76 per share, and the existing coverage applicable to principal funded and accepted on or before August 31, 2026 remains one Facility Warrant for every $0.76 of such principal;

•for principal funded and accepted after August 31, 2026 through the extended Closing Date, warrant coverage is reduced to one Facility Warrant for every $3.00 funded, with the pre-extension and extension-period entitlements calculated separately;

•on and effective as of November 15, 2026, the Company must issue every Facility Warrant then earned, accrued, due or otherwise required to be issued but not previously issued, including all Facility Warrants earned during the extension period, after crediting warrants previously issued so that no advance produces duplicate coverage; and

•shares of the Company's common stock issued upon exercise of any Facility Warrant will be restricted securities and will not be freely tradable or eligible for unrestricted public resale unless covered by an effective registration statement or an applicable exemption from registration.

The Amendment does not, by its terms, itself advance any additional principal or issue any Facility Warrants or shares of common stock upon execution. The amount of any extension-period funding and the corresponding number of Facility Warrants will depend on principal actually funded and accepted through the extended Closing Date.

Glen Steward, the Chairman of the Company's Board of Directors (the "Board"), is a related-party transaction. Mr. Steward disclosed his interest and abstained in writing from consenting to, voting on or otherwise approving the Amendment. The four disinterested directors approved the Amendment after determining in good faith that its terms are fair and reasonable to, and in the best interests of, the Company and its stockholders.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference. The Amendment extends the period during which direct financial obligations may arise under the Loan Agreement but does not itself increase the $100.0 million aggregate facility limit. Notes issued for principal actually funded remain unsecured and unsubordinated obligations of the Company, bear interest at 8.00% per annum and mature on August 31, 2030, subject to the existing terms of the Loan Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The number of Facility Warrants attributable to extension-period principal is not determinable as of the date of this report and will equal the actual principal funded and accepted after August 31, 2026 through November

6

15, 2026 divided by $3.00, subject to the fractional-warrant provisions described in the Amendment. Each Facility Warrant will be exercisable for one share of the Company's common stock, par value $0.0001 per share, at an exercise price of $0.76 per share, subject to the existing anti-dilution provisions, after the later of the Maturity Date or a Liquidity Event and for three years thereafter.

The Facility Warrants will constitute consideration issued in connection with actual principal advanced under the Loan Agreement. The Amendment does not provide for any underwriting discount or commission payable by the Company in connection with the Facility Warrants. The Company intends to rely upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D thereunder, based on the privately negotiated nature of the transaction, the absence of general solicitation and the Lender's representation that it is an accredited investor. The Facility Warrants and the shares issuable upon exercise have not been registered under the Securities Act and will be subject to applicable restrictions on transfer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 4 to Loan Agreement, dated September 3, 2026, by and between Stewards, Inc. and Stewards International Funds PCC (on behalf of the Stewards Private Credit Fund).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

7

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWARDS, INC.

Dated:	September 4, 2026	By:	/s/ Katuischia Murless
		Name:	Katuischia Murless
		Title:	Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

8

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2026

Stewards, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-43473	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive Suite D-105 Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1.516.419-5300

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

9

Item 8.01 Other Events.

On September 9, 2026, Stewards, Inc. (the “Company”) received written approval from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) to list the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the Nasdaq Capital Market.

On September 9, 2026, the Company filed a Form 8-A12B with the Securities and Exchange Commission (File No. 001-43473; Accession No. 0001663577-26-000264) to register the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Nasdaq has submitted its certification with respect to such listing. The Common Stock is expected to commence trading on the Nasdaq Capital Market under the symbol “SWRD” at the market open on September 10, 2026. The Company expects quotation of the Common Stock on the OTCID Market operated by OTC Markets Group Inc. to cease at the close of trading on September 9, 2026. The CUSIP number of the Common Stock remains 312084106. The listing does not involve a concurrent public offering by the Company.

On September 9, 2026, the Company issued a press release announcing the listing approval and the expected first day of trading. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated September 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

10

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stewards, Inc.

/s/ Katuischia Murless

Katuischia Murless
Chief Financial Officer

11

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2026

Stewards, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-43473	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive Suite D-105 Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1.516.419-5300

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

12

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 9, 2026, the Board of Directors of Stewards, Inc. (the “Company”) approved, and the holders of all issued and outstanding shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), approved by written consent, an amendment to the Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on or about June 5, 2023, as previously amended on or about November 29, 2023 (as amended, the “Series A COD”).

On September 10, 2026, the Company filed a Certificate of Amendment to Designation After Issuance of Class or Series (the “COD Amendment”) with the Nevada Secretary of State. The COD Amendment became effective upon filing.

The COD Amendment amends Section 3(e) of the Series A COD to replace the 9.99% Maximum Percentage with 100% and to delete the last sentence of Section 3(e), which permitted a holder to increase or decrease the Maximum Percentage by written notice effective on the 61st day after notice. The remainder of Section 3(e) is unchanged, including the requirement that the Company may not waive Section 3(e) without the consent of holders of a majority of the Common Stock. The COD Amendment does not otherwise change the conversion rate, conversion timing, dividend, redemption, liquidation, or voting rights of the Series A Preferred Stock.

As of the date of this report, 71,250,000 shares of Series A Preferred Stock are issued and outstanding.

The foregoing description of the COD Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the COD Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 9, 2026, the holders of all 71,250,000 issued and outstanding shares of Series A Preferred Stock approved the COD Amendment by written consent in lieu of a meeting.

Matter	Shares of Series A Preferred Stock outstanding	Shares voting for	Shares voting against	Abstentions
Approval of the COD Amendment	71,250,000	71,250,000	0	0

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Designation After Issuance of Class or Series (Series A Preferred Stock), filed with the Nevada Secretary of State on September 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

13

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stewards, Inc.

/s/ Katuischia Murless

Katuischia Murless
Chief Financial Officer

Date September 14, 2026

14